Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 31 West 52nd Street, Fifth Floor New York, NY 10019-6022 PHONE: 212.999.5800 FAX: 866.974.7329

March 6, 2026

PMV Pharmaceuticals, Inc.

400 Alexander Park Drive, Suite 301

Princeton, NJ 08540

(609) 642-6670

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by PMV Pharmaceuticals, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 2,666,470 shares of your common stock, par value $0.00001 per share (the “EIP Shares”), reserved for issuance pursuant to the 2020 Equity Incentive Plan (the “2020 Plan”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the EIP Shares, when issued and sold in the manner referred to in the 2020 Plan and pursuant to the agreements that accompany the 2020 Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

AUSTIN BEIJING BOSTON BOULDER BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO

SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE